EXHIBIT 99.14


                                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE                CONTACT: Robert W. Lougee, Jr.
Tuesday,  June 30, 1998                       Vice President, Investor Relations
                                              (508) 870-6771


         ARCH COMPLETES RESTRUCTURING PLAN: CLOSES NEW CREDIT FACILITY,
                 PRIVATE EQUITY PLACEMENT, SENIOR NOTE OFFERING


Westborough, MA (June 30, 1998) --- Arch Communications Group, Inc. (NASDAQ:APGR), the nation's second largest paging company, today said it has completed its previously announced plan to significantly strengthen its capital structure with the closing of: (1) a new $400 million bank credit facility; (2) the private placement of $25 million of convertible preferred stock; (3) the issuance of $130 million of 12 3/4% Senior Notes due 2007; and (4) the completion of its revised legal structure. The senior notes were issued by Arch's wholly owned subsidiary, USA Mobile Communications, Inc. II (USAM), which has been renamed Arch Communications, Inc. (ACI).

"Completion of this  restructuring  is a tremendous step forward for Arch," said
C. Edward Baker, Jr., chairman and chief executive officer. "It not only provides us with substantially increased financial flexibility, but gives us the opportunity to pursue long-term operating strategies and focus on growing shareholder value." Baker added: "We are especially pleased that these new commitments reflect a strong vote of confidence both in Arch's growth opportunities as well as those of the paging industry as a whole."

The new $400 million credit facility, which is available to an indirect wholly owned subsidiary, Arch Paging, Inc. (API), is comprised of a $175 million reducing revolver, a $100 million 364-day facility which automatically converts on the 364th day into a six-year term loan, and an eight-year $125 million term loan. The reducing revolver and the 364-day/term loan will mature on June 30, 2005,


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and the $125  million  term loan will  mature on June 30,  2006.  The new credit facility was led by The Bank of New York, Toronto Dominion (Texas), Inc., and Royal Bank of Canada. The new facility was established through an amendment and restatement of the prior bank facility of Arch Communications Enterprises, Inc.
(ACE), a wholly owned subsidiary of Arch.

Arch also completed the private placement of $25 million of convertible preferred stock to partnerships managed by Sandler Capital Management and certain other investors at an initial conversion price of $5.50 per share of Arch common stock. A cumulative dividend of 8.00% accrues on the preferred stock, payable at Arch's discretion in cash or shares of Arch common stock. The preferred stock includes certain other redemption, voting and preemptive rights and restrictive provisions. Also, Sandler Managing Director John Kornreich has been named to the Boards of Directors of Arch and ACI.

In addition, ACI has completed its Senior Note offering. Made only to "qualified institutional buyers" under Rule 144A, ACI sold $130 million principal amount of 12 3/4% Senior Notes due 2007 at an initial price to investors of 98.049%.

Concurrently with the above transactions, Arch completed the previously announced consolidation of its legal structure. ACE was merged with the operating subsidiaries of USAM and the surviving legal entity was renamed API. USAM was renamed ACI and now owns all of the outstanding capital stock of API. The former operating subsidiaries of ACE are now wholly owned by API.

J. Roy Pottle, Arch executive vice president and chief financial officer, noted:
"There are many benefits from this restructuring, including the elimination of $156 million of near-term amortization. Most importantly, however, we now have a capital structure that is easier to understand and positions Arch to participate in ongoing industry consolidation."

The senior notes and preferred stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell any securities. Arch Communications Group, Inc., Westborough, MA, is the second largest paging company in the United States based on operating cash flow. It provides narrowband wireless messaging services, principally paging, to more than four million subscribers nationwide through approximately 200 offices and Company-owned stores. Additional information on Arch is available on the Internet at www.arch.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risk and uncertainty. Such statements are subject to various factors that could cause actual results to differ materially from those set forth in the forward-looking statements. Any forward-looking statements represent the Company's best judgment as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements.

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